Exhibit 99.1

NEWS RELEASE	NASDAQ: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 08-02

For more information contact: Brian Recatto, Chief Operating Officer

Phone: (337) 896-6664

OMNI ENERGY CHIEF EXECUTIVE OFFICER JAMES ECKERT TO RETIRE IN 2008

CARENCRO, LA – JANUARY 7, 2008 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) reported today that James C. Eckert, President and Chief Executive Officer, announced his intention to retire during 2008. Eckert will continue serving as the chief executive officer, will assist the Company with the appointment and transition of the Company’s next CEO, and has agreed to serve as a consultant to the Company after his retirement. Eckert and the Company have also agreed to a transition plan, the terms of which are disclosed on a Form 8-K filed with the Securities and Exchange Commission.

“On behalf of the board of directors and OMNI Energy employees, we want to thank James for his dedication, leadership, and the positive influence he has had in shaping and rebuilding our organization. OMNI has experienced a resounding turnaround due in large part to James’ vision, wisdom, and capacity to motivate others to success. Today we are a stronger, better company than ever in our history and with James playing an active role in the selection and transition of his replacement, we expect our growth and development to continue,” commented Richard White, board member and chairman of the Company’s compensation committee.

Eckert, who has served as President and Chief Executive Officer of the Company since 2001, stated, “This is an exciting time in the development of OMNI, and I am proud to be a part of this organization. Along with our current team of vice presidents, management and employees, we accomplished many things and the coming year is an appropriate time for me to pass the torch to a seasoned and capable management team who can take this Company to a higher level. The recent announcements regarding the promotion of Brian Recatto to Chief Operating Officer and the hiring of Ronald Mogel as Senior Vice President and Chief Financial Officer are key steps in positioning the Company with the next generation of senior management. Today’s announcement is a continuation of that process and I look forward to assisting Brian and Ron during 2008 in my current role as CEO, and as a consultant to the Company. I appreciate the Company’s generosity in working out a transition package and role for me.”

As a result of the Eckert transition plan, the Company intends to record a one-time, non-recurring charge in the fourth quarter of 2007 in the amount of approximately $1.8 million, net of income tax effect.

About OMNI Energy Services:

Headquartered in Carencro, LA, OMNI Energy Services Corp. (NASDAQ GM: OMNI) offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through five business segments: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Transportation and Specialized Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast, also called transition zones, and contiguous dry land areas, also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including the ability to expand our Transportation Services and Equipment Leasing operations into the Barnett Shale region, the previously announced expansion of operations in the Rocky Mountain Region of the United States, the timely conversion of seismic drilling backlog into revenue, the utilization rates of our equipment and personnel, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and equipment leasing business segments, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

OMNI&